Exhibit 99.1

NewsRelease
Corporate Communications

Media	Investors
Julia Tunis Bernard	Jim Rowe
(415) 222-3858	(415) 396-8216

Wells Fargo & Company Announces $10 Billion Common Stock Offering

SAN FRANCISCO, November 5, 2008 – Wells Fargo & Company (NYSE: WFC) announced today a proposed offering of $10 billion of common stock to the public.

J.P. Morgan Securities Inc. is acting as global coordinator for the offering, and Goldman, Sachs & Co., Morgan Stanley, UBS Investment Bank and Wachovia Securities are joint bookrunning managers.

Wells Fargo has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering. Prospective investors should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents Wells Fargo has filed with the SEC for more complete information about Wells Fargo and the offering. Investors may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Wells Fargo, any underwriter or any dealer participating in the offering will arrange to send investors the prospectus if requested by contacting J.P. Morgan Securities Inc., Chase Distribution & Support Service, Attn: Charles Buckheit/Bob Foley, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245 or by calling 718-242-8002.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This news release contains statements that do not directly or exclusively relate to historical facts. These types of statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on assumptions and are subject to risks, uncertainties and other factors that could cause Wells Fargo’s actual results to differ materially from expectations. You should read and interpret any forward-looking statements together with the risk factors contained under the caption "Risk Factors" in the prospectus supplement for the offering to which this release relates and Wells Fargo’s other SEC filings. Any forward-looking statement speaks only as of the date on which that statement is made. Wells Fargo will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

CONFERENCE CALL INFORMATION

Wells Fargo will host a conference call Wednesday, November 5, 2008, at 1:45p.m. (Pacific Time) to discuss details of the offering. It’s highly recommended for all parties to dial into the conference line at least 15 minutes prior to the start of the call. Investors can call (877) 425-9480 (domestic) and (201) 689-8848 (international) with the access code 302565, or listen via live audio webcast. The live audio webcast and presentation visuals will be available on http://www.wellsfargo.com/invest_relations/presents or http://www.investorcalendar.com/IC/CEPage.asp?ID=137332. A replay of the conference call will be available through November 12, 2008 at (866) 519-1052 (domestic) and (585) 295-6792 (international). The replay also will be available online.

Wells Fargo & Company is a diversified financial services company with $622 billion in assets, providing banking, insurance, investments, mortgage and consumer finance through almost 6,000 stores and the internet (wellsfargo.com) across North America and internationally.

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